Electronic Business Construction Project
of Dehua County

Main Contract

Appointer (Party A):	Fujian Province Dehua County E-Government Construction Project Management Company Limited

Appointee (Party B):	Expert Network (Shenzhen) Company Limited

Execution time:	March 5, 2006

Execution Place:	Dehua County, Fujian Province

Party A formally appoints Party B to undertake the main contract of Dehau Electronic Business Construction Project. According to the Contract Law of the People's Republic of China and the other relevant laws, regulations and rules, following the principals of equality, voluntariness and good faith, upon consultation both Party A and Party B have reached the following terms for both Parties to obey.

Clause One         Definitions, Enactment and Regulations

1.     Definitions

The following words and expressions shall have the meaning hereby assigned to them unless stated otherwise:-

1.     "Project" means the Electronic Business Construction Project of Dehau County entrusted to Party B by Party A as a main contractor.

2.     "Party A" means the body designated by the Municipal government of Dehau County to assume the direct investment responsibility and to appoint contractor for the project. i.e. Fujian Province Dehua County E-Government Construction Project Management Company Limited of "Party B" means the contractor of the project, i.e. Expert Network (Shenzhen) Company Limited

3.     "Supervisor" means the person or company appointed to supervise the Project.

4.     "Sub-contractors" means a person or company who execute the individual items of the Project.

2.     Laws and Regulations

This Contract is governed by "Contract Law of the People's Republic of China" and current laws and regulations of China.

3.     The Applicable Regulations, Standard and Stipulates

1.     The People's Republic of China Computer Information Network International Networking Management Temporary Stipulates (Ministry of National Affairs PRC 10/7/1999)

2.     The Computer Information Network International Networking Security Management Stipulates (Ministry of Public Security PRC 12/30/1997)

3.     Computer Information Network International Networking Safe Protection Policing Method

4.     Guide to Computer Software Requirements Specifications GB/T9385-1988

5.     Computer Software Test Reference System Standard GB/T9386/1988

6.     Computer Software Product Development reference System Guide GB/T8567-1988

7.     Information Technology Software Production Evaluation ISO/IEC14598

8.     Standard for Software Project Management Plans IEEE/1058-1998

9.     Standard for Software Safety Plans IEEE/1228-1994

10.   The People's Republic of China Country Standard GB17895-1999, Computer Information System Safe Protection Rank Division Criterion

11.    The People's Republic of China Country Standard GB49435-1995, Safety of Information Technology Equipment.

Clause Two         Specifications of Project

The Project that Party A entrusted to Party B includes hardware platform, electronic business application platform software, electronic business safety protection system, electronic business application system (includes electronic business mall, corporate ERP system) items. Party B assumes the duties of purchasing, installing, integrating, testing, maintaining and developing of related materials and equipment (including hardware and software) as well as training and other works that is necessary for the normal implementation, testing and operation of the system, albeit not explicitly stated in this Contract. For detail specifications of the Project see the Addendum in this Contract and the content of the technology proposal approved by Party A. Party A shall appoint professional information technology supervising company (the Supervisor) to perform supervisory work on the Project. Party B shall comply with the supervision of the Supervisor and the rights and obligations of the Supervisor shall be governed by the relevant national supervisory stipulates as well as the terms and conditions in the contract signed between Party A and the Supervisor. Party B shall organize the implementation of work in the Project with due diligence and assume full responsibility for the completion of the entire Project.

Clause Three         Status Quo of the Project

1.     The Project is situated in Dehau County, Fujian Province.

2.     Before the Project starts, B shall have full understanding of the condition of Party A, and shall have taken into considerations those factors that might affect the construction of the Project and prepared corresponding solutions.

3.     Party B shall make all necessary preparations before the construction starts, including organizing construction workers, setting up Project items implementation plans with suppliers, and providing basic working and living conditions for its workers.

Clause Four         Time for Completion Progress Management and Modification of Project Schedule

1.     The Contract shall be commenced on March 15, 2005 and finish the final testing on December 31, 2006. The overall construction period last for 10 months starting from the commencement date until the date the Project is completed and passed the acceptance check. This duration represented the total duration for the completion of the entire Dehau Electronic Business Construction Project.

2.     Party B shall adopt system construction management for the Project, observe Party A's construction schedule and shall not delay or make additional requirement unreasonably so as to assure that the Project will be completed as scheduled.

3.     The construction period encompasses time for construction preparation, selection of suppliers, system installation, development and testing, and acceptance check of the whole Project upon completion of construction.

4.     Once the implementation plan and Project schedule are agreed by Party A, they shall be strictly observed by Party B and shall not be altered at will.

5.     If the Project is delayed without Party B's default, Party A shall coordinate actively with Party B under the actual conditions so as to ensure that the Project is completed as scheduled. For the works in each phase of construction, Party B shall provide detailed work plan and implement such plan under the integrated coordination from Party A and the Supervisor.

6.     If Party B is unable to complete the works as scheduled for the current month due to its own reason, then it shall take effective measures to ensure that the remaining works are finished together with those works of next month; otherwise, Party B shall assume full liability and compensate Party A for the resulting economic loss.

7.     The Project schedule can be adjusted after it is approved by Party A under any of the following circumstances: (1) Major design alterations (i.e. system function alterations, increase or decrease in numbers of major equipments, Project items adjustment or alterations taking place in key circuits as are requested by A. (2) Force majeure (3) Other circumstances as are stated in this Contract. Party B shall report in writing to Party A about the detail of delay within three days of the occurrence of the above circumstances. Party A shall then reply within five days after it has received the reports.

8.     Party B shall bear full responsibility for inability to complete the Project as scheduled if it is due to Party B's default.

9.     Party A shall bear responsibility for the Project's delay caused by its own default.

10.    The Supervisor shall bear responsibility for the Project's delay caused by its own default

Clause Five         Delay of Commencement Date and Construction Suspension

1.     If Party A proposes to postpone the commencement of works before the certificate for the commencement of works is issued by Party A and the Supervisor, then it shall notify Party B in writing, extend the construction period accordingly and assume corresponding responsibilities.

2.     If Party B is unable to start the Project as scheduled before the certificate for the commencement of works is issued by Party A and the Supervisor, it shall submit 5 days written notice in advance to Party A for its approval of such delay and shall assume corresponding responsibilities.

3.     Party A's representative can request B to suspend the construction if he/she deems it necessary and provide opinion for further handling the project within 48 hours. Party B shall suspend the construction as requested by Party A, and shall safeguard the already completed portion of the Project. If the suspension is not caused by the default of Party A nor Party B, then the defaulting party shall assume the relevant liability.

4.     If the Project is suspended due to default of Party B, then Party B shall assume the responsibility. If the Project is suspended due to default of Party A, then Party B shall assume the responsibilities.

Clause Six         Rights and Obligations of Party A and Party B

1.     Party A has the right to select the Supervisor and to sign supervising contract with it.

2.     Party A has the right to examines and approves the construction reports, design alteration, alteration of the Project and construction schedule adjustments submitted by Party B and handle the matter regarding payment of the construction money.

3.     Party A has the right to demand Party B to provide monthly working report and other specific reports concerning the Project's construction.

4.     In case Party A finds that Party B's employees are unable to fulfill their corresponding responsibilities, Party A has the right to request Party B to replace them until the end of this Contract and to request Party B to assume the relevant liability for damages.

5.     Party A shall make the down payment to B before the commencement of the Project's construction works and shall make payment according to the progress of the Project.

6.     Party A shall be responsible for external liaison and coordination works during the construction period of the Project so as to provide a good environment for the Project's construction. In the event that part or the entire coordination works need to be entrusted to Party B, then additional provision shall be added in this Contract to expressly state the exact works assigned and the corresponding remuneration.

7.     Party A shall provide Party B with the documents related to the Project free of charge within the time agreed upon by both Parties.

8.     Party A shall provide all decisions in writing within the time agreed upon by both Parties whenever such decision is required in writing by Party B.

9.     Party A shall authorize a representative who is familiar with the Project and able to make decision on behalf of Party A within the scheduled time to communicate with Party B. Notice shall be given to Party B prior to the replacement of the representative.

10.    Party A shall notify the selected Supervisor in writing about the authorized rights of Party B and the duties, division of labor and functioning capacities of each major member of Party B. All these shall be clearly stated in the contract to be signed with the Supervisor.

11.    Party A shall fulfill all the obligations stated in this Contract and is liable to compensate Party B's economic loss when in default. During the process of the construction of the Project, Party B shall has the right to seek compensation from Party A for all damages that is not caused by the default of Party B.

12.    If Party A's claim to Party B for compensation is dismissed, then Party A shall indemnify Party B for the costs and expenses incurred due to such claim.

13.    Party A shall observe other rights and obligations stipulated in this Contract.

B Rights and obligations of Party B

1.     Party B confirms that it has full understanding of the conditions and circumstances of the construction site of the Project and guarantees to complete the project within pre-set time and meet the pre-set quality standards simultaneously without additional expenditure, unless otherwise stated in this Contract.

2.     Party B shall propose construction implementation plan of the Project and implement such plan upon the approval of Party A and the Supervisor.

3.     Party B shall work out construction implementation and design plans and construction schedule, and execute such plans after the submitted written reports have been approved by Party A.

4.     Party B shall select superb suppliers to provide software and hardware systems required by the construction of the Project

5.     Party B shall be responsible for the organization, construction, managementA coordination and implementation of the entire Project.

6.     Party B shall designate a site manager to be responsible for the overall work of the construction site, and to handle events arising on the construction site in accordance with this Contract. The site manager or his/her authorized representative shall participate in the Project's coordination meeting convened by Party A or the Supervisor, and shall make decisions on behalf of Party B and follow instructions from Party A or the Supervisor.

7.     Party B shall perform self-inspection and cable layout covering work. The commencement of the cable layout covering work, its acceptance check and final covering shall be reported to Party A in advance. Records of the original construction work, collection and arrangement of the cable layout covering work must be taken in order to ensure the Project's quality. All liabilities and the corresponding additional expenses that are caused by Party B's default shall be borne by Party B.

8.     Party B shall manage construction safety according to the requirements of the construction safety norms, set up on-site lighting and fencing as is needed to prevent accidents and to safeguard lives and properties of the on-site personnel. When accidents take place, they have to be handled actively (Party B bears all the expenses so arise) and be reported in writing to Party A and the Supervisor.

9.     Party B shall submit monthly construction schedules and monthly progress reports of the Project to Party A and the Supervisor.

10.   Party B shall accept monitoring and inspection of Party A's on-site management personnel and the Supervisor and facilitates for such daily inspection.

11.    Starting from the time when the whole Project is completed, acceptance check is passed, and the completed Project is delivered to Party A, Party B shall be responsible for the maintenance of the Project pursuant to the relevant requirement. During this warranty period, if any quality issue arises, Party B shall be responsible for the resulting expenses. If the need for repair is caused by Party A's usage or management, then Party A shall be responsible for the expenses.

12.    Upon the request of Party A and the Supervisor, Party B shall submit technical information within the scope of the Project to Party A during the construction period of the Project. Such information shall be arranged as required and be used for the compilation of information about Project's completion.

13.    Party B shall clean the construction site for trash (including inside of building) and dismantles all temporary facilities (follow Party A's instructions) and transports them to a place designated by Party A so that they will be moved out of the site together.

14.    Party B shall prepare well for the coordination with other professional sub-contractors.

15.    Party B shall complete all formalities and certificates in relation to the Project and bears all the related costs.

16.    Party B shall be held liable for all quality problems, construction delay, damage to personnel and properties and economic losses caused by Party B's failure to fulfill the above obligations and shall compensate Party A for the resulting economic losses.

17.    Party B shall have the responsibility and obligation to safeguard the technical confidentiality of the Project and shall not provide any materials or documents relating to the Project to any other party without the consent of Party A.

18.    Party B shall maintain the system during its trial operation and warranty period.

19.    Party B shall provide the entire set of documents mentioned in this Contract.

20.    Party B shall provide adequate professional training in relation to the Project.

21.    Party B shall provide the completed system that satisfy Party A's requirements

22.    Party B shall observe other rights and obligations stipulated in this Contract

Clause Seven         Project Price, Contracting Method, and Price Adjustment

1.     The total sum of this Contract (including hardware, software, installation, testing and trainings, etc.) is RMB Ninety Six Million Yuan. (￥96,000,000.00). Pricing for each individual item is stated in the addendum. The above price is Dehau construction site price, and encompasses all fees and taxes required by the China and all local government authorities.

2.     Contracting method: main contracting, with guarantees of quality and works to be completed within the specified construction period. Project alterations are to be handled according to relevant provisions of this Contract.

3.     If changing needs of Party A result in the increase in the number of hardware equipments and increase in software expenditures, a supplementary contract will be signed between Party A and Party B after mutual consultation to deal with the increased cost and the increased cost shall be borne by Party A.

4.     Party B has considered and agreed to assume the risks resulted from the fluctuation of salary, Project management costs and equipment prices during the Project construction period and shall not make any new demand.

5.     Unless otherwise agreed, all direct costs resulting from the Project and other costs related to the Project are regarded as being included in the Project price of this Contract.

Clause Eight     Payment and Settlement Methods

1.     5% of the total Project Price shall be reserved as deposit for the Project's warranty.

2.     Payment for the Project Price

The working capital to start the construction work of the Project shall be paid by Party B in advance.

The first payment of Party A's Electronic Business Construction Project, i.e. 50% of the total Project Price in the amount of RMB Forty Eight Million yuan (￥48,000,000.00), shall be paid by Party B in advance.

Party A shall pay to Party B the said first payment, i.e. 50% of the total Project Price i.e RMB Forty Eight Million yuan (￥48,000,000.00) after the delivery of all the hardware of the Electronic Business and the passing of the acceptance check.

Party A shall pay Party B 45% of the total Project Price, i.e RMB Forty Three Million and Two Hundred Thousand yuan (￥43,200,000.00) within 5 business days after the passing of the complete trial run and acceptance check of the Project.

Party A shall pay the 5% deposit for Project's warranty in the amount of RMB Four Million and Eight Hundred Thousand yuan (￥4,800,000.00) at one go within 5 business days after the end of the one year warranty period which shall start upon the completion of the whole Project and the passing of the acceptance check.

Clause Nine         Project Modifications

1.     If Party A needs to modify the contents of the Project, a written notice shall be sent to Party B 5 days in advance and Party B shall implement the modification according to the modification notice sent by the Supervisor.

2.     If Party B finds that there is a need to modify the Project (design, equipment, construction implementation organization, or personnel change) during the course of construction, or finds any errors or un-clarified issues about the technical information, then Party B shall deliver a written notice to Party A and the Supervisor. Then Party A together with the Supervisor shall make decision accordingly within 5 business days.

Clause Ten         Project Progress Verification and Confirmation

Party B shall submit monthly reports on the amount of the completed works of the Project to the Supervisor at the end of each month and the Supervisor shall transmit to Party A after verifying them and notify Party B.

Clause Eleven         Construction Safety

1.     Party B shall conduct safety education and make safety protection (including equipping personal protection gears for its personnel) according to the related regulations to ensure construction and personnel safety. In the event that accident happens, Party B shall take active and effective measures to prevent the escalation of loss and shall be held liable for all the losses so incurred. When serious fatal accidents and injuries take place, Party B shall report in writing to Party A, the Supervisor and related authorities according to the relevant regulations of China and Dehua County.

2.     If Party A finds that Party B's safety measures are inadequate or that safety facilities are insufficient, then it can demands Party B to amend within a time limit. If they still cannot meet safety requirements after the time limit, then Party A shall have the right to demand suspension of the construction work of the Project, and Party B shall bear the resulting loss.

3.     During the construction period of the Project, Party B shall take good care of Party A's premises, fixtures, office utilities, equipment, materials, pipelines and shall adopt necessary protection measures. Party B shall bear all the resulting losses if any losses are caused by its default.

4.     If the Project requires Party B to pile up or process equipment on the site, it must first obtain approval in advance from Party A. Party B shall bear all the liabilities and all the resulting losses if any losses are caused by its default.

Clause Twelve     Delivery of Materials and Equipments and Delivery Conditions

1.     Party B guarantees that all hardware equipments within the scope of this Contract are brand new (including parts) and the related equipments are in conformity to the national inspection standards, and that all materials and equipments of the project are in compliance with the types and standards as required by the stipulates, design plans and functionalities of the system. Party B further guarantees that all equipments and materials it purchases possess related certificates and networking credentials stipulated by China or the government authorities that manage the relevant professions.

2.     All imported equipments delivered by Party B shall possess legal import papers and possess qualification certificates issued by China Customs Inspection.

3.     The delivery dates and installation of all equipments shall meet the requirements for the completion of the whole Project.

4.     Party B shall provide warranty for the Project. During the warranty period all the quality problems that are not caused by the default of Party A shall be the responsibility of Party B. Party B shall also be responsible for the repair, replacement or return of the faulty system and bear the resulting expenses.

5.     Destination of delivery of all hardware is the Electronic Business network management center of Dehau County.

6.     Party B shall deliver the complete sets of documents (including warranty certificate, manuals and relevant documents) to Party A along with the equipments, as well as spare parts and software that accompany the equipments.

7.     The equipments Party B uses in the Project shall be in accordance with the brands, models, specifications and manufacturing places as listed in the equipment list. They shall be qualified products of original manufacturers, and can only be installed after having been inspected as qualified. Non-OEM qualified products are regarded as non-eligible for delivery.

8.     Party B shall notify Party A of equipment delivery 24 hours in advance for quality inspection. Those equipments that do not meet the requirements shall be transported out of the site unconditionally and Party B shall purchase other products that meet the requirements to replace them. Party B shall bear all the resulting expenses, and compensate Party A for the actual resulted loss.

9.     If Party B uses substitution for software and hardware systems that are stipulated in the bidding proposal, they shall first be examined and approved by the Supervisor and to be approved in writing by Party A thereafter. The properties of the substitutes shall meet the requirements of the design but shall not mitigate Party B of any obligations designated in this Contract.

Clause Thirteen         Installation, Development, Testing, Trial Running and Acceptance Check of Software and Hardware Systems

Party B shall provide the "Detailed Technology Plans" and "System Implementation Plans" of all individual items of the Project to be approved by Party A and the Supervisor. Installation and development of software and hardware systems can only be started after their approval.

1.     Arrival of hardware equipments and acceptance check

After the arrival of hardware equipments on the construction site, Party A, Party B and the Supervisor shall open the packages together within 5 business days for counting of items and examine them. The models and quantity of the delivered equipments shall be in accordance with those specified in this Contract. If there are changes in models, the features of the new models shall not be worse than those of the originally required products, and such changes shall first be approved in advance by Party A and the Supervisor. After the examination on delivery, Party A, the Supervisor and Party B shall sign acceptance reports for the delivered products.

2.     Installation, testing, acceptance check, and trial running of hardware system

Party B shall propose a preliminary installation plan 10 days before the hardware system installation of the Project and Party B shall begin the installation after receiving confirmation from Party A and the Supervisor (such confirmation shall be provided within 5 business days). After the installation and testing of each sub-system, Party B shall submit acceptance check application report to Party A and the Supervisor. Party A, the Supervisor together with Party B shall then start the acceptance check within 5 business days and shall sign acceptance check report if the acceptance check is satisfactory. If due to Party A or the Supervisor's default that the acceptance check cannot be perform in time which leads to the Project's schedule being delayed, the construction period of the Project shall be extended accordingly. If the resulting loss to Party B is more substantial, Party A shall compensate for such loss and Party B shall negotiate with Party A or the Supervisor for the details of such compensation. If it is Party B's default which causes the inability to perform the acceptance check in time and the Project's schedule is delayed, Party B shall pay penalty for breach of contract according to the relevant provision of this Contract.

After the completion of equipment installation, testing and system integration, Party B shall conduct self-inspection, submits the resulted inspection report and relevant completion documents of the Project, and apply to the Supervisor for hardware system preliminary inspection. After the passing of the preliminary inspection, the system can enter into the trial running period.

After the completion of installation and testing of all the hardware equipments and the trial running has been continued for 10 consecutive business days, Party A together with Party B and the Supervisor shall conduct internal inspection on the hardware system within 5 business days.

Party B shall guarantee that the hardware purchasing, installation, testing, trial running, perfection, acceptance checking and training are all completed within the hardware system working cycle as stipulated in the bidding proposal.

3.     Development, testing, acceptance check, and trial running of application software systems

Party B shall submit the software requirement analysis reports, design manuals, testing reports, operation reports, user manuals, maintenance manuals and other documents at each stage, and shall enter the next stage after examination by the Supervisor and approval by Party A.

During the developing cycle of each application system, Party B shall complete the developing and testing of the software for each application system. After the system has been installed, Party A together with Party B and the Supervisor shall conduct preliminary inspection of the system within 5 business days, and it shall be put into trial running only if the preliminary inspection is satisfactory. After the application system has been trial-run for 30 days, Party A and the Supervisor shall jointly propose any modification and perfection suggestions in writing to Party B. Party B shall finish such modification and perfection of the system software within 30 days and apply to Party A and the Supervisor for acceptance check of the system. Party A together with Party B and the Supervisor shall conduct the preliminary internal acceptance check on the software system within 5 business days.

B shall guarantee the completion of software development, testing, trial running, perfection, installation, training and acceptance check for each application system working cycle as stated in the bidding proposal.

4.     Preliminary acceptance check of the whole system

After the successful integration of the software and hardware system and passing of the internal acceptance check, Party B shall apply to Party A for preliminary acceptance check on the whole system and the Supervisor shall produce a preliminary acceptance check report on the whole system.

5.     Trial running of the whole system

The whole system shall only be put into full trial running after Party A and the Supervisor have approved and signed the preliminary acceptance check report for the whole system. After each system has been trial-run and met the design requirements and has been in stable operation for 30 days, Party B shall apply in writing for the whole Project completion acceptance check.

6.     Whole project completion acceptance check

Party A and the Supervisor shall organize an expert group to conduct the whole Project completion acceptance check according to the standards for construction quality inspection and Project completion acceptance check. Party A, the Supervisor and the expert group shall jointly produce a "certificate of Whole Project completion acceptance check" after the whole project is completed and after it has met the standards for the whole project completion acceptance check. Then the whole Project completion acceptance check stage is finished.

Party B shall guarantee that the whole Project is completed within the Project's construction cycle as stipulated in the bidding proposal.

7.     Transfer of the Project and accompanying documents

Party B shall transfer the whole project and all the software and accompanying documents to Party A under the witness of the Supervisor.

Clause Fourteen         Standards for Project Completion Acceptance Check

1.     The Project shall conform to relevant laws, regulations, standards and stipulates proclaimed by China and other government authorities in charge of the profession.

2.     The Project shall be able to operate in stable and normal manners without additional materials, equipments, parts or software, and can reasonably satisfy Party A, the Supervisor and the relevant government departments.

Clause Fifteen         Warranty, After-sales Services and Technical support of the Project

1.     Party B shall provide warranty to the Project starting from the day the Project is delivered to Party A after the passing of the whole Project completion acceptance check. The warranty scope shall follow the relevant provisions in the bidding proposal and this Contract.

2.     The warranty period shall last for one year, starting from the day of the passing of the Project completion acceptance check.

3.     During the warranty period, Party B shall send staff to repair within 24 hours after receiving notice of repair from Party A, otherwise Party A shall perform the repair on its own and Party B shall then be liable to all the resulting expenses as well as loss.

4.     During the initial usage period (no more then 30 days), Party B shall send qualified and experienced technicians to stay on-site to handle emerging problems on-time.

5.     For quality defects of the Project occur during or before the warranty period which are caused by Party B's failure to comply with the provisions of this Contract, Party B is responsible for the repair, the resulting costs and assumes all liabilities. The said costs of repair shall be born by the defaulting party upon confirmation of the cause of the defects.

6.     The technical supports and maintenance services provided by Party B during the free warranty period shall be quick in responding. For failures of Party A's system, Party B's technicians shall arrive at the site within 12 hours and solve the problem in the quickest manner. In order to restore the normal operation of the system, the problem must be solved within 24 hours or substituting products must be used.

7.     Party B shall set up specialized technical service providing body to ensure quick response speed and god service quality.

8.     Party B may continue to provide maintenance service with Party A's consent after the free warranty period expire with separate maintenance contract to be executed by both Parties.

9.     The following cases are not covered by the free warranty service:

a: damages due to abuse, negligence and accident of Party A's personnel;

b: Party A's personnel replace or repair major equipments or software of the system without Party B's consent;

c: damages caused by force majeure.

For repairing damages in the above cases, charges will be collect by Party B based on the condition of damages.

10.   Free warranty service and technical support cover hardware and software products provided to Party A by Party B.

11.   As requested by Party A, the technology documents shall be in detail, easy to learn and satisfy the operation needs of the installation and maintenance personnel.

12.   Party B shall provide free technical support during the warranty period.

13. When problems of the system arise, Party B shall first solve the problem and then find out which party shall be liable.

14. For other terms of service see the bidding proposal submitted by Party B: Electronic Business Construction Project (Phase 1) Bidding Proposal.

Clause Sixteen         Training

In accordance with the requirement of bidding proposal, Party B promises to provide on site technical training to Party A. The training shall be of quality, and can be provided either by the OEMs, Party B or the sub-contractors.

Clause Seventeen         Force Majeure

When incidents beyond the control of human beings such as natural disasters, wars, earthquakes, unexpected incidents, or governmental acts, etc take place, Party B shall take active measures to minimize the loss, and shall report timely all the losses incurred and the costs of repair. Damages to the Project shall be born by Party A, while personnel casualties, damages to equipments and losses due to construction suspension of Party B will be born by Party B.

If force majeure results in delayed execution or inability of complete execution of this Contract, then both Parties shall consult each other to decide whether to continue fulfilling this Contract or not.

Clause Eighteen         Default Liabilities

B's Default Liabilities:

1.     Party B shall bear default liabilities for loss of Party A which are caused by Party B's breach of contract and shall compensate A for the loss and expenses so incurred.

2.     If the construction of the Project can not be completed according to the construction schedule of the Project specified in this Contract due to Party B's default, then Party B shall pay to Party A 0.5% of the total amount of the Project price as breach of this Contract penalty for each business day of delay, with the total amount of breach of this Contract penalty shall not exceed 1% of the total amount of the Project price.

3.     If Party B is unable to deliver the system as required, besides returning to Party A the 25% payment in advance, Party B shall also pay as breach of this Contract penalty 10% of the total costs of the equipments.

4.     If Party B is unable to satisfactorily fulfill the after-sales service clauses relevant service requirements and training requirement as stipulated in this Contract, and still fails to fulfill the said requirements in accordance with this Contract after receiving written notice from Party A, then Party A shall be entitled to claim compensation from Party B in proportional to the loss it suffered.

5.     If the types, models, specifications, quality or quantity of the hardware equipments delivered by Party B do not conform to the requirements in this Contract, then Party A shall have the right to refuse accepting the goods, and Party B shall be deemed to be unable to deliver the equipments.

6.     If Party B is unable to fulfill this Contract or to meet the technical requirements or system functions as agreed upon by both Parties and Party B continues to fail to fulfill the said requirements in accordance with this Contract after receiving written notice from Party A, then Party A shall be entitled to demand Party B to terminate the Project, stop paying for all the payment that is payable after the date of such termination and claim against Party B breach of this Contract penalty in the amount of 20% of the total Project Price together with other economic loss that Party A suffered.

A's Default Liabilities:

1.     Party A shall bear default liability for the loss of Party B caused by Party A's default, bear the resulting costs and postpone the construction period accordingly.

2.     If Party A demands returning of goods due to its own default then Party A shall pay to Party B 20% of the value of the goods returned as breach of this Contract penalty.

3.     If the Project cannot be completed as scheduled in this Contract due to the default of Party A or the Supervisor appointed by Party A and loss of Party B is resulted, then the default party shall pay to Party B 0.5% of the total Project Price as breach of this Contract penalty for each business day of delay, but the total amount of the breach of contract damages shall not exceed 10% of the total Project Price.

4.     If Party A is unable to make payment to Party B on time as stipulated in this Contract, and if material loss of Party B is resulted, then Party A shall make discretionary compensation to Party B in accordance with the condition of loss but in no event the amount of compensation be exceed 10% of the total Project Price.

Common Clause:

1.     Payment for breach of this Contract penalty shall not exempt the obligations of both Parties to continue fulfilling this Contract.

2.     The Party who terminates this Contract without justifications shall be responsible to compensate the other Party for all the economic losses incurred, and shall also bear related legal liabilities.

Clause Nineteen         Alterations and Cancellation of the contract

Neither party can alter or cancel this Contract unilaterally. Alterations or cancellation of this Contract shall be negotiated by both Parties, be recorded in writing, and shall take effect only after having been signed by the authorized representatives of both Parties. These written records shall constitute part of this Contract and possess identical legal effect.

Clause Twenty         Termination of Contract

1.     If any Party breaches this Contract and causes it to be unable to be fulfilled further, then the other Party shall be entitled to notify its counterpart that this Contract shall be terminated, to demand the defaulting Party to bear all the default liabilities and compensate for all the resulted economic losses.

2.     If Party A does not make any payment in accordance with this Contract or compensate Party B for any losses it suffered so that legal action shall be instituted, Party B shall send letter of claim to Party A within 15 days and Party A shall reply to such letter of claim within 15 days after receiving it. If Party A fails to reply within 15 days then Party B's claims shall be deemed approved by Party A and be enforceable immediately.

3.     If Party B does not comply with any provisions of this Contract and causes Party A to suffer economic loss or the construction scheduled being delayed so that legal action shall be instituted, Party A shall send letter of claim to Party B within 15 days and Party B shall reply to such letter of claim within 15 days after receiving it. If Party B fails to reply within 15 days then Party A's claims shall be deemed agreed by Party A and be enforceable immediately.

Clause Twenty-one         Resolution of Disputes

If the two Parties have disputes on explanation or execution of clauses of this Contract, or on issues related to the Project, then friendly consultation shall be pursued within 15 days of the dispute so arises. If the consultation fails, arbitration conducted by an arbitrating unit mutually agreed by both Parties shall be hold in accordance with the applicable regulations. Any dispute to the result of the arbitration shall be solved by litigation instituted in the People's court. All the costs and expenses incurred from the above events shall be borne by the losing Party. If dispute relating to the quality issue arises, adjudication as to the quality in dispute shall be conducted by the technical unit appointed by the national and local government. The result of such adjudication shall be final and both Parties shall accept.

Clause Twenty-two         Miscellaneous

1.     This Contract does not allow the transfer of the entire Project. Party B's responsibilities obligations under this Contract shall not be transferred after Party B has chosen its sub-contractors;

2.     For issues that this Contract does not address, both Parties are to consult with each other to resolve. If other clauses or supplementary materials need to be supplemented during the execution of this Contract, then mutual agreement from both Parties shall be agreed and signed. The signed supplementary agreement possesses identical legal effect as this Contract.

3.     Addendum of this Contract is the integral part of this Contract.

4.     If the terms of the Addendum is contradictory to those of this Contract, then the terms of this Contract shall be executed.

Clause Twenty-three         Effect of Contract

This Contract becomes effective immediately after the representatives of both Parties have signed and sealed on it. This Contract has four copies, with each Party holds two, and all the copies possess identical legal effect.

Addendum of this Contract possesses identical legal effect as this Contract.

This Contract is effective until the requirements of all clauses of this Contract have been fulfilled and realized.

Addendum "Quotation of Dehau County Electronic Business Projects"

A:     Fujian Province Dehua County E-Government Construction Project Management Company Limited

          Representative: (signed and sealed)

          Signing Date : March 5, 2006

B:       Expert Network (Shenzhen) Company, Limited

           Representative: (signed and sealed)

           Signing Date : March 5, 2006

Addendum:

        Quotation of Dehau County Electronic Business Construction Project

1.     List of Quotation of Project

Item Description	Fees (RMB)

Hardware Platform	￥20,784,330.00
Dehau County Electronic Business Security Protection System	￥9,620,900.00
Electronic Business Application Platform Software System	￥38,240,000.00
Electronic Business Application Platform	￥27,130,000.00
Training	￥225,000.00

Total	￥96,000,230.00

Price after discount	￥96,000,000.00

2. Detailed List of Quotation of Project items

Part I Electronic Business Hardware Platform

Product Name	Model No.	Unit Price (RMB)	Quantity	Total (RMB)
WEB Server	E420R	￥1,680,000.00	4	￥6,720,000.00
Application Server	E3500	￥1,300,000.00	2	￥2,600,000.00
Dual Machine Hot Backup Software	LEGATO	￥1,900,000.00	1	￥1,900,000.00
Database Server	E3500	￥1,320,000.00	2	￥2,640,000.00
CA Server	E420R	￥1,690,000.00	2	￥3,380,000.00
RAID	D1000	￥420,000.00	1	￥420,000.00
Firewall	E220R	￥190,000.00	2	￥380,000.00
Router	CISCO2620	￥72,000.00	1	￥72,000.00
Switches	CISCO WS-C3550-48SMI	￥50,000.00	3	￥150,000.00
UPS	SANTEK	￥150,000.00	2	￥300,000.00
Machine Closet		￥15,000.00	5	￥75,000.00
Ethernet Switch Box	LS-B-6506R-AC220	￥75,000.00	1	￥75,000.00
AC Module	LS-PS-AC220	￥14,200.00	3	￥42,600.00
Router Module-Salience II	Salience II	￥180,000.00	2	￥360,000.00
8 ports Copper wire GBIC	LS-6506-GT8U	￥112,000.00	2	￥224,000.00
4 ports Optical （GBIC,SC）	LS-GB4C	￥98,000.00	1	￥98,000.00
Optical Receipt and Delivery Unified Module	GBIC-1300nm-1250Mb/s--3dBm--9.5dBm--14.4dBm-SC-10km	￥52,000.00	4	￥208,000.00
LAN Management Software	RTBMZLANA	￥150,000.00	1	￥150,000.00
Sub-total				￥19,794,600.00
System Integration			5%	￥989,730.00
Total	￥20,784,330.00

Part II Dehua Electronic Business Security Protection System

Name	Model No.	Quantity	Unit Price (RMB)	Total Price (RMB)
CA System	X235-8671-21X	1	￥81,000.00	￥81,000.00
	X235-8771-21X	2	￥100,000.00	￥200,000.00
KMC System	X235-8671-21X	1	￥100,000.00	￥100,000.00
	X235-8771-21X	1	￥160,000.00	￥160,000.00
Registration System	X235-8871-21X	2	￥180,000.00	￥360,000.00
Terminal	A30 6824-43C(黑)	8	￥125,000.00	￥1,000,000.00
Encoder	SJY05-B	5	￥1,000,000.00	￥5,000,000.00
Other	X235-8671-21X	1	￥95,000.00	￥95,000.00
Network	WS-C2950-24	4	￥140,000.00	￥560,000.00
Network	CISCO2820XM	1	￥450,000.00	￥450,000.00
	WIC-1T	1	￥75,000.00	￥75,000.00
	EXP300	1	￥135,000.00	￥135,000.00
	IBM 00N7991	1	￥150,000.00	￥150,000.00
Sub-total				￥8,366,000.00
System Integration（5%)				￥1,254,900.00
Total	￥9,620,900.00

Part III Electronic Business Application Software Products

Software Name	Product Description	Version	Unit Price (RMB)	Qty	Total (RMB)
Development Environment: Developing Version Silver Stream Developer Edition(SDE)	STD:SDE-1Standard Version (Wintel-1Development Volume)	3.5	￥300,000.00	1	￥300,000.00
Operating Environment: Enterprise Version Silver Stream Enterprise Edition(SEE)	STD:SEE-1 (Sun Solaris 2-CPU)	3.5	￥2,350,000.00	3	￥7,050,000.00
Silver Stream ePortal	STD:SEE-1 (Sun Solaris 2-CPU)	1	￥6,550,000.00	3	￥19,650,000.00
Brio Client machine/server Client Terminal Designer	Designer for Windows/Unix	6.0C	￥320,000.00	8	￥2,560,000.00
Brio Server Product Brio Enterprise Server	Brio Enterprise Server for Unix	6.0C	￥3,000,000.00	2	￥6,000,000.00
Briobased on Web Client Terminal Product Brio. quickview 6.0C for Win & Unix	100 users	6.0C	￥380,000.00	2	￥760,000.00
Brio. insight 6.0C for Win & Unix	25 users	6.0C	￥700,000.00	2	￥1,400,000.00
Oracle 8ifor Solaris	8 users	8.1.5	￥260,000.00	2	￥520,000.00
Total	￥38,240,000.00

Part IV Application System Development

System Name	Quantity	Unit Price (RMB)	Total Price (RMB)
Electronic Business Door System	1	￥1,940,000.00	￥1,940,000.00
Internet Mall System	1	￥2,840,000.00	￥2,840,000.00
Corporate ERP System	30	￥745,000.00	￥22,350,000.00
Total			￥27,130,000.00

Part V Training

Training Item	Days	No. of Person	Unit Price (RMB/person)	Total
Hardware, Network Technology Training	10	20	￥1,000.00	￥20,000.00
Electronic Business Application System Training	5	10	￥500.00	￥5,000.00
Corporate ERP System Training	10	250	￥800.00	￥200,000.00
Total				￥225,000.00